SEPARATION AGREEMENT AND GENERAL RELEASE
     PLEASE READ THIS AGREEMENT CAREFULLY. IT INCLUDES A RELEASE OF CLAIMS.
     Jeffrey J. Norton (referred to herein as “I”, “me”, “my”, or “myself”) and P. H. Glatfelter Company, (hereinafter “Glatfelter” or “Company”), hereby enter into this Separation Agreement and General Release (hereinafter “Agreement”) which was presented to me by Glatfelter for my consideration on June 5, 2008 concerning my termination from Glatfelter effective September 30, 2008 (“Termination Date”). I agree to the terms of this Agreement on behalf of myself, my spouse, and my heirs, estate, executors, administrators, successors, and assigns. Glatfelter enters into this Agreement on behalf of P. H. Glatfelter Company, d/b/a Glatfelter, and its directors, officers, agents, employees, consultants and insurers, and its respective past, present, and future parents, affiliated companies, subsidiaries, successors, and assigns. Glatfelter and I have agreed to the following terms to resolve, settle and terminate any dispute or claim I may have about my employment with Glatfelter, including but not limited claims related to the termination of my employment with the Company. I further understand that my decision to accept or decline the terms and conditions set forth in this Agreement does not affect my Termination Date.
     1. Transition Period: If I enter into this Agreement, I understand that my employment continues through September 30, 2008 at my current base pay, bonus, and associated benefits programs. I understand that I am to execute my responsibilities as previously discussed and documented to create an effective transition work plan. The Company acknowledges that I may conduct an active job search during this period provided this does not inhibit the execution of my work responsibilities. It is recognized, however, that I may devote a significant portion of time during my work days to search for a new position, including taking time off for research purposes, consultations with outplacement professionals and interviews. The Company agrees to continue to provide me the necessary tools including laptop, blackberry, and voice mail to execute my responsibilities.
     2. Severance Pay. In addition to the monies associated with the Transition Period described in paragraph 1, if I enter into this Agreement, the Company will pay me my current base salary less required withholdings and applicable payroll taxes in the form of severance from the period of October 1, 2008 through December 31, 2008 (referred to herein as the “Severance

Period”) without regard to whether I obtain another position. The severance pay will be paid in a lump sum within 30 days of the execution of this Agreement. However, no such payments will be made until the 7-day revocation period as provided in paragraph 21 (e) below has expired. I will receive these severance payments via check or direct deposit, in accordance with the most recent usual practices regarding my salary payments to date. Further, with respect to the Company’s Management Incentive Plan (MIP) for the year 2008, the Company will pay me an additional amount of $83,784.75 in complete satisfaction of any possible distribution associated with a management incentive plan bonus for the year 2008. I shall have no further claim for a management incentive plan bonus for the year 2008. This payment is to be made in a lump sum in January of 2009.
     3. In addition, subject to the terms provided in this Agreement, the Company will make the following payments and offer me the following benefits following the date of my departure from employment
a. COBRA Benefits:
(i)	Regardless of whether I enter into this Agreement, I understand that, my health insurance coverage provided through the Company’s sponsored health plan, will terminate for me and my currently covered dependants on June 30, 2009. In addition, I acknowledge that in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA) I have the right, at my cost and expense, to temporarily continue health, vision and dental insurance benefits for up to 18 months following the Termination Date (“COBRA Continuation Coverage Period”).

(ii)	If I enter into this Agreement, and elect to continue health or dental benefits under COBRA, through June 30, 2009, the Company will continue to extend health, vision and dental benefits to me and my eligible dependents at the current employee contribution rates for such coverages as are in effect for active salaried employees of Company (the “Employee Portion”) and the Severance Period will be counted against the COBRA Continuation Coverage Period. I understand and agree that the Company will, on a monthly basis during the Severance Period, bill the Employee Portion to me at my current mailing address: 822 Woodfield Drive, Lititz, Pennsylvania 17543. I agree to provide the Company in writing with any applicable change in mailing address and acknowledge that failure to do so constitutes my agreement that the mailing address listed herein is valid for any matters pertaining to this Agreement. I understand that if, by June 30, 2009, or upon my becoming eligible for healthcare benefits with a new employer, I elect to continue health or dental benefits for the remainder of the COBRA Continuation Coverage Period, I will be responsible for the full cost of such health or dental coverage at the premiums and rates charged by the Company’s coverage providers during the remainder of the COBRA Continuation Coverage Period.
b. Outplacement Services: If I enter into this Agreement, the Company will arrange for Outplacement Services to be provided to me by Right Associates. The Company agrees to reimburse me for any out of pocket expenses, including reasonable travel and meals, associated with meetings with Right Associates and/or meetings with individuals or groups related to my search for a new position until June 30, 2009. I understand that I should contact William T. Yanavitch if I have any questions regarding my outplacement program eligibility.
c. Unused Vacation: The Company will pay me my accrued but unused vacation entitlement, pro-rated from the beginning of the year until the Termination Date through the normal payroll process, regardless of whether I enter into this Agreement.
d. 401(k) Benefits: I understand that employee 401 (k) contributions and any matching employer 401 (k) contributions cease as of the Termination Date, regardless of whether I enter into this Agreement.
e. Equity: Regardless of whether I enter into this Agreement, the Company will convey common stock shares to me for my vested Restricted Stock Units according to the terms in my RSU certificate. Additionally, I am eligible to exercise any vested stock options previously granted according to the terms of my certificate.

f. Pension: I understand I am vested in the Glatfelter pension plan and an exhibit of the pension estimate has been provided to me. Additionally, the Company agrees to pay $40,000 in satisfaction of my SMPP. This amount is to be paid within 10 days of the execution of this Agreement.
g. Other Benefits: If I enter into this Agreement, the Employee Assistance Program will be extended beyond the Termination Date, and will include a maximum of three sessions during the Severance Period.
h. In addition, the Company will pay the cost of financial planning/tax review/legal services incurred in the negotiation and review of this Severance Offer in an amount up to $5,000.
j. The Company agrees to reimburse me for my annual executive physical examination, inoculations and related laboratory tests.
     4. The payments made and benefits provided by the Company under this Agreement are in full satisfaction of all bonus pay, profit-sharing, stock options, relocation expenses, termination benefits, statutory entitlements or other compensation which I may be entitled by virtue of my employment with, or separation from, the Company. I understand that the payments and benefits outlined in paragraph 1, 2 and 3 above are in addition to any other payment or benefit to which I otherwise may be entitled under any of Glatfelter’s benefit plans and are valuable benefits to which I would not otherwise be entitled if I do not enter into this Agreement. I understand that any payments made under this Agreement are not in lieu of any applicable unemployment compensation benefits I may otherwise be entitled to receive.
     5. Defense and Indemnity: The Company agrees to defend and indemnify and hold harmless me from all liability and costs incurred (including reasonable attorney’s fees and disbursements) as a consequence of claims by third parties, whether or not derivatively on behalf of the Company resulting from or growing out of my status as or as a result of my having been an officer or director of (or counsel to) the Company or any affiliate thereof, to the full extent permitted by law. In no event shall the terms, provisions and conditions of the defense and indemnity provided for thereunder be less than the same as those presently provided for under the Articles of Incorporation and By-Laws of the Company. Said terms, provisions and conditions of defense and indemnity shall remain an independent, contractual obligation of the Company to me from and after the date hereof regardless of how the Company might hereafter amend or change its Articles of Incorporation or By-Laws to provide for different terms, conditions and provisions of defense and indemnity for other officers and directors of the Company. In the event the Company should amend its articles of Incorporation or Bylaws to provide for different terms, conditions and provisions of defense and indemnity after the effective date hereof, I shall be notified in writing of the change. I shall thereafter have thirty (30) days to elect in writing to accept the changed conditions of defense and indemnity as a modification to the Company’s contractual obligation hereunder or to continue under the terms of defense and indemnity as provided for herein.
     6. With the limited exception outlined in paragraph 12 below, in consideration for the payments to be made and benefits to be offered by Glatfelter to me under this Agreement, on behalf of myself and my heirs, estate, executors, administrators, successors, and assigns, I hereby release and agree to hold harmless Glatfelter and its directors, officers, agents, employees, insurers, affiliated companies, subsidiaries, successors and assigns from all actions, causes of action, claims, disputes, judgments, obligations, damages, and liabilities, in law or equity (herein, collectively “Claims”), relating to my employment with Glatfelter or lack of employment with Glatfelter, including but not limited to my employment termination and any Glatfelter actions that led to that termination.
     In particular, I understand and agree that this Agreement includes, without limitation, my release of all Claims arising under any federal, state, or local law, including any and all laws and regulations prohibiting employment discrimination on the basis of race, color, religion, age, sex, national origin, ancestry, disability, medical condition, veteran status, marital status, and sexual orientation or other status or characteristic protected by law or ordinance, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended; Section 1981 of the Civil Rights Act of 1866; the Americans with Disabilities Act (“ADA”); the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Fair Labor Standards Act, as amended, including the Equal Pay Act; the Worker Adjustment and Retraining Notification Act (“WARN”); the Age Discrimination in Employment Act of 1967, as amended, (the

“ADEA”); the Family and Medical Leave Act of 1993 (the “FMLA”); the Act pertaining to the Employment and Reemployment Rights of Members of the Uniformed Services, (“USERRA”); the Immigration Reform and Control Act; the Occupational Safety and Health Act; and other state and local human or civil rights laws as well as all other statutes; and all regulations pertaining to the above statutes, as any of the foregoing may have been amended; as well as any and all other tort, contract, or statutory claims related to my employment, including but not limited to the termination of that employment unless otherwise addressed herein.
     7. In consideration of the payments and benefits provided by this Agreement, I agree that I will not knowingly seek reemployment with, and that I will not be eligible for reemployment with, the current Company, or any current affiliated owned or operated entity. I further understand that it is the Company’s policy to provide only confirmation of my dates of employment and job titles held. No additional references will be provided by the Company either verbally or in writing to other employers on my behalf without the express permission of the Vice President Human Resources and Administration. The Company has agreed to provide me with a mutually agreed-to written letter of recommendation in support of my search process which letter will be provided within ten (10) business days of the execution of this Agreement. The Company agrees that any written or oral inquiries regarding Jeffrey J. Norton will be provided by the current Vice President of Human Resources and Adminsitration, William T. Yanavitch and/or the current Chairman and Chief Executive Officer George H. Glatfelter.
     8. This Agreement does not constitute an admission by the Company that it has violated any contract, law, or regulation, or in any way infringed my rights or privileges. The Company and I are making this Agreement in order to end my employment on a friendly basis, and to avoid the costs of defending any legal action, which I might otherwise initiate. Because this Agreement is being offered to me in order to settle or compromise any possible disputed employment or contract claims that I may have against the Company, I agree that I may not use it as evidence for any purpose except where it is alleged that the Agreement itself has been breached in some manner.
     9. I understand and agree that this Agreement extends to all Claims which are known or unknown to me, asserted or unasserted by me, suspected or unsuspected by me, past, present, and through the Termination Date.
     10. With the limited exception outlined in paragraph 12, I release and discharge Glatfelter not only from any Claims which I could make on my own behalf, but also those that may or could be brought by any person or organization on my behalf, and I specifically waive any right to become and promise not to become a member of any class in any proceeding or case in which any such Claim against Glatfelter may arise, in whole or in part, from any event which occurred on or before the Termination Date.
     11. I have not filed any Claims against Glatfelter based on any event that took place on or before the date I execute this Agreement, and I have not previously purported to have assigned or transferred, to any person or entity, any Claim released by me under this Agreement.
     12. I agree that within five (5) business days of the signing of this Agreement, I will have delivered to the Company all Company documents, keys, access cards, cell phones, computers and other materials which came into my possession during the course of my employment with Glatfelter. I further agree that I will not make use of or disclose to anyone, without the prior written consent of Glatfelter, any information or documents concerning or related to the Company, whether confidential or not, that I acquired during the course of my employment with the Company. I further agree that, outside of normal business transactions in which I am involved on behalf of the Company, I will not discuss the Company’s business, customers, sales, prospects, trade secrets, methods of operation, or other similar topics with anyone other than the officers or members of the Board of Directors of Glatfelter, and I will not engage in any activities or make any statements that may disparage or reflect negatively on the Company, its officers, directors, employees or shareholders. This provision shall include, but not be limited to, Internet postings under an alias, as well as anonymous media contacts. The term “disparage” includes, without limitation, comments or statements to the press or the other media about Glatfelter or any individual or entity with whom Glatfelter has a business relationship which I know or should know would adversely affect in any manner (i) the conduct of the business or prospective business of Glatfelter or (ii) the business or personal reputation of Glatfelter or any of its current officers, officers, directors, employees, subsidiaries, affiliates, parent entities or related business entities. Glatfelter Management (including, but not limited to its Officers and Directors) agrees that they will not disparage or encourage or induce others to disparage me. The term “disparage” further includes, without limitation, comments or statements to the press, media or any other persons that would affect in any manner the business or personal reputation of Jeffrey J. Norton. Any such disparagement of me by Glatfelter and/or any of its officers, directors, employees, subsidiaries, etc. shall be considered a material breach of this Agreement and, notwithstanding anything contained herein to the contrary, I reserve the right to pursue legal action regarding any such disparagement.
     13. Other than the fact of my termination, I have kept, and will continue to keep, the terms and conditions of this Agreement, and any related agreements, and all matters concerning them confidential, except that I may reveal the terms and conditions of this Agreement and any related agreements to my immediate family, my attorney and/or financial advisor, if any, so long as they first agree not to disclose the information to anyone else. I further agree that I will not make any statements or remarks that are disparaging to, or which have the potential of harming Company and/or its present and former officers, directors, agents or employees, and that I will not engage in any act or conduct that is, or could reasonably be construed to be, detrimental to Company’s interests, business, or reputation.
     14. I agree to cooperate with any reasonable request of Glatfelter to participate in the preparation for, response to, prosecution of and/or defense of any pending, actual, or threatened litigation, arbitration and/or administrative proceeding involving the Company. The Company will reimburse me for all reasonable out-of-pocket expenses that I may incur as a result of such cooperation. Reasonable expenses incurred by me (including, but not limited to, travel-related expenses, meals and lodging and any then current hourly wages associated with time spent by me preparing for and/or participating in any such legal or administrative proceeding) as a result of such cooperation will be reimbursed in accordance with Glatfelter policy within 60 calendar days following the date on which Glatfelter receives appropriate documentation with respect to such expenses, but in no event later than 120 days from the date that I incur the related expense.
     15. I agree that this Agreement may be revoked by Glatfelter if:
a	I breach the confidentiality or non-disparagement terms of this Agreement, or any agreements regarding confidentiality that I may have previously entered into with Glatfelter, including but not limited to the Confidentiality Agreement incorporated herein and attached hereto as Appendix “A”;

b.	I misappropriate or fail to return Company property, misuse Company property (such as, but not limited to, Internet access), or engage in efforts that undermine the effectiveness of the Company’s operations.
     16. The foregoing terms represent the entire agreement between Glatfelter and me related to the subject matter hereof and this Agreement supersedes any conflicting agreements between Glatfelter and me, including any agreement executed at the commencement of my employment. No other promises, consideration, agreement, plan, representation, oral statement, understanding, or course of conduct not expressly set forth in this Agreement have been made between Glatfelter and me to cause either of us to sign this Agreement.
     17. The provisions of this Agreement are severable. If any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Agreement shall continue in full force and effect and the voided provision(s) shall be amended, if possible, to the extent necessary to render it valid and enforceable.
     18. All matters relating to the interpretation, construction, and enforcement of this Agreement shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania, without giving effect to its principles of conflicts of law, to the extent that the laws of the United States of America do not preempt those laws. I further agree that jurisdiction shall be proper in, and limited to, any appropriate state or federal court in the Commonwealth of Pennsylvania.
     19. If any suit is brought relating to this Agreement or any breach of it, either by me or by Glatfelter, the prevailing party in such suit shall be entitled to reimbursement for reasonable costs, expenses and attorneys’ fees incurred by it in such suit.
     20. This Agreement may not be amended except by a written agreement that has been executed by me and by an Officer of Glatfelter on behalf of Glatfelter.
     21. In connection with my execution of this Agreement, I acknowledge the following:

          (a) I HAVE BEEN ADVISED BY THE COMPANY TO SEEK THE ADVICE OF LEGAL COUNSEL PRIOR TO EXECUTING THIS DOCUMENT.
          (b) I have carefully read this Agreement, fully understand its terms, understand its legal and binding effect, have had full opportunity to review it with my legal counsel, and that I sign this Agreement voluntarily;
          (c) That I am waiving all rights and claims that I have or may have under the federal Age Discrimination in Employment Act, as well as any rights or claims that I have or may have under other federal, state, or local laws with regard to discrimination;
          (d) That I have a period of 21 days in which to consider this Agreement before signing it;
          (e) That for a period of 7 days following my signing of this Agreement, I may revoke this Agreement, and that this Agreement shall not become effective and enforceable until this 7-day revocation period has expired. Any revocation shall be submitted in writing to the signatory for the Company. I also understand that this Agreement shall not become effective or enforceable until the expiration of that seven (7) day period.

     IN WITNESS WHEREOF, the undersigned parties have executed this Agreement, as of the dates indicated below.

P.H. Glatfelter Company
Jeffrey J. Norton		By: William T. Yanavitch VP, Human Resources and Administration

Signed:	/s/ Jeffrey J. Norton	Signed:	/s/ William T. Yanavitch

Date:	10/21/2008	Date:	10/25/2008

GLATFELTER
Employee’s Agreement
     Recognizing that Glatfelter, and any other entity which may now or hereafter be its subsidiary, affiliate, successor, or assign (hereinafter referred to collectively as “Glatfelter”), for many years have been, are now, and in the future may be, engaged in developing, and/or acquiring new or improved products, processes, innovations, formulae, procedures, materials, techniques, or apparatus (hereinafter referred to collectively as “inventions” whether or not they are patentable or reduced to practice), and recognizing further that it is vital to the success of Glatfelter’s business (a) to protect such inventions either by acquiring patents, trademarks or copyrights thereon or maintaining them as trade secrets, (b) to protect the confidential nature of its relationships with its customers and suppliers, and (c) to maintain as trade secrets other data, information and know-how acquired by Glatfelter in connection with the manufacture and marketing of its products.
     I, Jeffrey J. Norton AGREE, in consideration of my employment by Glatfelter, and/or the continuance thereof for such time and on such terms as shall be mutually agreeable to Glatfelter and me (either party having a right to terminate such employment at any time) as follows:
     1. Duty to Turn Over Inventions to Glatfelter. I will make prompt and full disclosure to Glatfelter, and hold as trade secrets belonging exclusively to Glatfelter, all inventions heretofore or hereafter made or conceived by me (whether solely or jointly with another or others) during the term of my employment by Glatfelter whether made or conceived during or outside of my working hours:
     (a) which are in any way related to or useful in the business, work, interests, investigations, or proposed operations of Glatfelter during the term of my employment;
     (b) which result from or are suggested by any work done for or on behalf of Glatfelter; or
     (c) which are in any of the following fields:
     (1) pulp, paper, pulp making, paper making, or any products or by-products thereof, or (2) any other articles or materials made or sold by Glatfelter or become interested, or (3) any methods, processes, formulae, procedures, techniques, compositions, apparatus or tools now or later used or useful in connection with the production, sale or use of said pulp, paper, products, by-products, or other articles or materials.
     It is understood that all inventions which I made or conceived prior to my employment by Glatfelter are excluded from the scope of this Agreement. However, to preclude any possible future uncertainty as to such prior inventions, I record on the last page of this Agreement a list, including a brief description, of those of my said prior inventions, if any, which are not yet the subject of a pending patent application or an issued patent, and which are not the property of a previous employer.
     I represent that except as stated on the last page of this Agreement, I have no agreements with or obligations to others in conflict with the foregoing.
     2. Duty Not to Disclose Inventions and Information to Others. Except as Glatfelter may otherwise consent in writing, I will not publish or disclose, and will not make use of, except for the benefit of Glatfelter, at any time either during or subsequent to the term of my employment by Glatfelter, any invention or other trade secret or confidential information which I may learn from Glatfelter, which I may learn from third parties because of my employment by Glatfelter, or which I may obtain or produce myself during the term of my employment by Glatfelter, unless and until such information shall become public knowledge. The phrase “other trade secret or confidential information” in the previous sentence shall be deemed to include, without limitation, Glatfelter’s prices and costs; supplier invoices, lists and files; customer and prospective customer lists and files; manufacturing, engineering, and marketing plans; research and

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technical information and programs; and all other information regarded by Glatfelter as confidential. My access to information without Glatfelter’s permission, as a result of unauthorized public knowledge, will not change the nature of otherwise trade secret or confidential information.
     3. Duty to Make Records of Inventions. I will keep and maintain adequate and current written records of all my inventions in the form of notes, sketches, drawings, blueprints, models, reproductions, manuals or reports relating thereto, which records shall be and remain the exclusive property of Glatfelter and be made available to it at all times.
     In the event that my employment by Glatfelter is terminated for any reason, I shall turn over to Glatfelter immediately all such records, including any drafts or negatives or preliminary sketches, drawings or models thereof I have made, or any copies thereof I may have in my possession, as well as all other records, files, materials, tolls, and/or equipment which may have been issued or entrusted to me by Glatfelter during the course of such employment, including duplicate copies.
     4. Duty to Assist Glatfelter in Acquiring and Protecting Inventions, Etc. I will take, at Glatfelter’s request and its expense, both during and after my employment, whatever action Glatfelter deems necessary or desirable:
     (a) to enable Glatfelter or its nominee to prepare, file and prosecute applications for letters patent on such inventions in any or all countries and applications for re-issue, renewals and extensions thereof;
     (b) to enable Glatfelter or its nominee to prepare, file and prosecute applications for trademarks, copyrights and other means of protecting proprietary information;
     (c) to vest exclusively in Glatfelter or its nominee all right, title and interest in and to such inventions and/or patents issued thereon, trademarks, copyrights and other means; and
     (d) to protect the right, title and interest of Glatfelter or its nominee in and to all such inventions and proprietary information.
     Such action shall include among other things the execution, acknowledgment and delivery of all appropriate papers.
     5. Continuing Force of Duties. The termination of my employment by Glatfelter shall not release me from the obligations imposed upon me under this Agreement, nor shall any subsequent change or changes in the other duties, salary, compensation, and/or terms of my employment in any way affect the validity of this Agreement.
     6. Reasonableness of the Agreement. The provisions of this Agreement are essential both to this Agreement and to my retention as an employee by Glatfelter. The nature of Glatfelter’s business and the information which I might learn are such that the terms, scope and duration of the provisions of this Agreement are necessary and reasonable.
     7. Glatfelter’s Remedies. If I breach or threaten to breach this Agreement, Glatfelter shall be entitled, in addition to any other remedy, to an injunction or other equitable decree to enforce the terms and prevent further violation of this Agreement. If Glatfelter is successful in any suit under this Agreement, I will reimburse Glatfelter for all expenses of litigation, including but not limited to legal fees.
     8. Severability. If ever it is determined that a provision of this Agreement is unenforceable, that determination will not affect the enforceability of the other provisions of this Agreement and this Agreement will be construed as if the unenforceable provision had never been a part of this Agreement. If a provision is unenforceable because the duration, activity, or subject of the provision is too broad, then the duration, activity, or subject will be interpreted to be only so broad as to be enforceable.

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     9. Complete Agreement; Waiver. This Agreement is complete and supersedes any prior agreements on these matters which may have existed between me and Glatfelter. This Agreement may not be changed, modified, released, discharged, abandoned or otherwise terminated, in whole or in part, except by an instrument in writing which is signed by an officer of Glatfelter.
     10. Binding Effect. This Agreement shall be binding upon my heirs, executors, administrators, or other legal representatives or assigns.
     11. Governing Law. This Agreement shall be construed under the provisions of Pennsylvania law, without giving effect to the principles of conflicts of laws under Pennsylvania law.
     IN WITNESS WHEREOF, and intending to be legally bound hereby, I have hereunto set my hand and seal this 31st day of May, 2005.

(Signature)

     Prior to signing this Agreement, the above-named employee and I (the undersigned) reviewed together each of the provisions therein. Said employee represented to me that he/she had read and understood the entire Agreement and thereupon executed it in my presence and stated that he/she had done so of his/her own free will and intending to be legally bound thereby.

(Signature)

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